Samsung and Staktek Sign Expanded IP License Agreement

AUSTIN, TEXAS -- July 18, 2005 -- Samsung Electronics Co., Ltd., the world leader in advanced memory technology, and Staktek Holdings, Inc. (NASDAQ: STAK), a world-leading provider of intellectual property and services for the next generation of 3D high-speed and high-capacity thermal management systems, today announced the renewal and expansion of the license agreement that they entered into in July of 2000 for stacking packaged DRAMs using Staktek's stacking technology.

Under the terms of the expanded agreement, Samsung will be able to use Staktek's leaded package stacking technology for any Samsung leaded device, such as DRAMs, SRAMs and Flash memory, until 2010.

"We are pleased to be able to expand our offering of Staktek's technology in our products," stated Jun-Young Jeon, Vice President of Memory Product Planning and Application Engineering at Samsung Electronics Co., Ltd. "Samsung will continue to lead the way in attaining the highest density modules afforded by smaller geometries and accompanying manufacturing refinements."

"We are proud that our advanced stacking technology, built on an extensive patent portfolio, will enable Samsung not only to continue to provide its current products, but to expand its product offerings," stated James W. Cady, Staktek's Chief Executive Officer.

"This agreement further solidifies our ongoing relationship as a provider of memory-based intellectual property to Samsung. Samsung's products are recognized around the world for their high quality and market leadership. This agreement enhances Samsung's ability to lead the market in next-generation, high-capacity solutions across multiple memory formats," stated Wayne R. Lieberman, Staktek's President.

About Staktek

Staktek is a world-leading provider of intellectual property and services for the next generation of 3D high-speed and high-capacity thermal management systems.  Staktek's Performance, Value and High Performance Stakpak memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology.  With an IP portfolio of more than 140 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico.

Samsung and Staktek are trademarks of Samsung Electronics Co., Ltd. and Staktek Group L.P., respectively.